Exhibit 10.1

2004 MEASUREMENT CRITERIA UNDER

ANNUAL TARGET CASH INCENTIVE PLAN

The funding level of the bonus pool is determined by two tests (weighted 50% each) based on Company performance, before adjustment for non-controllable items, as follows:

•	Cash flow must equal a minimum of 2.0 times debt service, with debt service including interest and dividends, but excluding originally scheduled principal payments unless the Company’s total borrowing capacity is diminished at the time of the principal repayment, and

•	The Company must achieve positive earnings, after the inclusion of an accrual for the contemplated bonus payment.

If either or both of these tests are met, then performance of each business unit is based on the following achievements.

For the plan a business unit is defined as the East region, West region, Gulf Coast region and Total Company. Corporate will be rewarded based on the accomplishments of all the business units. (Canada will be included in Corporate)

To measure the short-term accomplishments, each business unit is measured by its discretionary cash flow attainment versus budget. This factor counts toward 75% of the overall bonus.

•	The business units must achieve 90% performance against its target for adjusted discretionary cash flow.

•	Certain business factors, such as oil and gas prices (including related production taxes) and interest rates have been identified as non-controllable items and are neutralized by the measurement criteria through the creation of a new cash flow parameter – Adjusted Discretionary Cash Flow. This measure provides the best assessment of production achievement and expense management achievement.

Long-term value creation is measured through an assessment of overall reserve replacement, factoring in the costs associated with adding these reserves. This factor is 25% of the bonus, but can be adjusted between 0 and 50% based on performance.

•	The business unit must have satisfactory performance against its budgeted reserve replacement at a cost competitive with the originally budgeted levels and/or current market conditions.

•	A discretionary factor by the CEO based on his evaluation will reward or penalize exceptional or inefficient performance for this parameter.

The Compensation Committee has the discretion to adjust final results up to 25% in either direction based on other factors it deems appropriate.